FORM OF CONFIDENTIAL SEPARATION AGREEMENT

THIS CONFIDENTIAL SEPARATION AGREEMENT (the "Agreement") is entered into by and between Alex Behfar ("Executive") and Odyssey Semiconductor Technologies, Inc., a Delaware corporation (the "Company").

FACTUAL RECITALS

This Agreement is entered into with respect to the following facts:

1. Executive has been employed by the Company as its Chairman and Chief Executive Officer ("CEO"). Executive's last day of employment with the Company (the "Separation Date") was September 22, 2021;

2. Executive's employment was terminated on the Separation Date;

3. To avoid confusion and to consolidate into one place a summary of the obligations the parties desire to make to one another, the parties hereby enter into this Agreement.

Accordingly, Executive and the Company now agree as set forth below.

AGREEMENT

1. Separation from Employment, Positions, and Offices. Executive hereby confirms the termination on the Separation Date of his employment with the Company as Chairman and CEO and from all positions and offices, including any officer and director positions, that he held with the Company and/or its subsidiaries and/or affiliates effective as of the Separation Date. Executive further agrees that he shall promptly execute such additional documents as are reasonably requested by the Company to evidence and effectuate this Section 1.

2. Cooperation. Executive agrees that he has been and will continue to reasonably cooperate with the Company, its subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, or employees: (A) concerning requests for information about the business of the Company or its subsidiaries or affiliates or his involvement and participation therein, (B) concerning any litigation or claims involving the Company in which Executive has information or may be a witness; and (C) in connection with transition and succession matters. Executive's cooperation shall include, but not be limited to (taking into account Executive's personal and professional obligations), sharing his knowledge about the Company's practices and procedures as implemented during the course of his employment, being available to meet and speak with officers or employees of the Company and/or the Company's counsel at reasonable times and locations, being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness where reasonably requested by the Company upon reasonable notice, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company's counsel to effectuate the foregoing. If the cumulative time

of the Executive required by Company in the aforementioned exceeds five hours, the Company and the Executive shall negotiate a reasonable hourly rate as compensation for the time of the Executive.

3. Acknowledgment of Payment/Receipt of All Wages and Benefits. Executive understands that he will receive final paychecks which include payment of all wages due (including, but not limited to, base salary, any applicable bonuses, and Executive's last paycheck which includes his regular final pay through and including the Separation Date) and all accrued, unused vacation and/or Paid Time Off (PTO) on the last date of his employment regardless of whether he signs this Agreement. Executive agrees and acknowledges that upon receipt of this final payment he will have been paid all wages due and accrued and reimbursed for all business related expenses he incurred during his employment with the Company. Executive agrees that upon the Company's request he shall sign an acknowledge stating that he has been paid all outstanding payments by the Company upon the receipt of such final payment. Executive understands and agrees that he is not entitled to, and shall not receive, any further compensation or benefits from the Company except as set forth in this Section 3 or Section 4 herein.

4. Severance Consideration. As consideration for Executive's execution of, non-revocation of, and compliance with this Agreement, including Executive's waiver and release of claims in Section 5 of this Agreement: (a) the Company shall make three (3) months of premium payments for October 2021, November 2021 and December 2021 (Company insurance will run until the end of September 2021) on behalf of Executive and Executive's dependents following the Effective Date up to the monthly amount the Company was paying as the employer-portion of premium contributions for health coverage for Executive and Executive's eligible dependents immediately before the Separation Date, provided that Executive timely elects to extend and continue health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or corresponding provision of state law ("COBRA") for this period for Executive and his eligible dependents; and (b) as of the Separation Date, Executive shall be entitled to acceleration of vesting of 25,000 Non-Qualified Stock Options ("NSOs") (granted on September 25, 2019 and exercisable at $1.50 per share) which are to vest as of September 25, 2021. Executive acknowledges and agrees that options granted by the Company that are not vested as of the Separation Date shall become null and void. The "Effective Date" of the Release means the eighth day after the date Executive signs this Agreement (if it is not revoked prior thereto pursuant to Section 5 of this Agreement). For the avoidance of doubt, the severance consideration provided under this Section 4 constitutes the entire severance payments and consideration receivable by Executive in connection with Executive's termination of employment and supersedes and replaces any other severance and compensation payable under any agreements with the Company.

5. Executive's General Release and Waiver of Claims. In exchange for the consideration provided under Section 4 of in this Agreement, Executive and Executive's heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the "Releasors") irrevocably and unconditionally fully and forever waive, release, and discharge the Company, including the Company's subsidiaries, affiliates, predecessors, successors, and

assigns, and each of its and their respective officers, directors and employees, in their corporate and individual capacities (collectively, the "Released Parties"), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown (collectively, "Claims"), that Releasors may have or have ever had against the Released Parties, or any of them, arising out of, or in any way related to Executive's hire, benefits, employment, termination, or separation from employment with the Company by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of Executive's execution of this Agreement. Executive understands that he has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to the Company at its corporate address by overnight delivery before the end of this seven-day period.

6. Termination of Independent Contractor Agreement. Executive and the Company hereby agree to terminate that certain Independent Contractor Agreement entered into by the parties on May 16, 2019, effective immediately.

7. Non-Disclosure of Proprietary Information. Executive promises and agrees that he will comply with all applicable post-employment obligations specified in the Employee Confidentiality and Invention Assignment Agreement (attached herewith as Exhibit A, "IP Agreement") and any other applicable employment agreement. Executive agrees that the execution by him of this Agreement shall constitute agreement to be bound by the terms and conditions hereof and the applicable post-employment related terms and conditions of the IP Agreement, with the same effect as if each of such separate but related agreement were separately signed. Executive will not, except upon written authorization from the Company or as required by law, disclose any confidential or proprietary non-public information belonging to or concerning the Company, and/or affiliates, vendors, or customers of the Company, including, without limitation, financial data, business and marketing plans, budgets, personnel information, product designs and specifications, research and development plans and budgets, technical drawings and specifications, manufacturing methods, technical know-how or other trade secrets. Nothing in this Agreement is intended to or shall be construed to modify, impair, or terminate any obligation of Executive pursuant to the IP Agreement that by the terms of the IP Agreement continue after Executive's separation from the Company's employment.

8. Non-Disparagement. Executive agrees and covenants that Executive shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, or directors and its existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future.

9. Due Consideration by Executive. Executive acknowledges that he has at least twenty-one (21) days to consider the terms of this Agreement and seek consultation, although the Executive may sign it sooner if desired.

10. No Admission. This Agreement shall never be considered at any time or for any purpose as an admission of liability by any party hereto, or that any party or person referred to herein in this Agreement acted wrongfully with respect to any other party or person.

11. Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.

12. Severability. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

13. Dispute Resolution. Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in New York County, New York, except that any alleged breach of Executive's confidential information obligations shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

14. Entire Agreement and Modification. This Agreement, along with any agreements described herein, including the Indemnity Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the parties, whether written or oral. However, nothing in this agreement shall waive or release any proprietary rights, assignment of inventions, and/or confidentiality agreements between the Company and Executive, including, but not limited to Executive's Employee Innovations and Proprietary Rights Assignment Agreement which agreements shall remain in full force and effect. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by the terms of this Agreement by operation of law.

15. Execution in Counterparts. This Agreement may be executed in one or more counterparts, any one of which shall be deemed to be the original even if the others are not produced. Furthermore, facsimile, or electronic format signatures shall be enforceable as originals.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, on the dates indicated below.

COMPANY: ODYSSEY SEMICONDUCTOR TECHNOLOGIES, INC.

By: ___________________________
Name:
Title:
Date:

EXECUTIVE: ALEX BEHFAR

By: ___________________________
Date: 10/6/2021